Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS; PROVIDES FISCAL YEAR 2009 GUIDANCE

Casella exceeds original 2008 fiscal year EBITDA* guidance and was at the high-end of original free cash flow* guidance

RUTLAND, VERMONT (June 18, 2008)— Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported financial results for the fourth quarter and its 2008 fiscal year, and gave guidance on its 2009 fiscal year.

“This was an exciting year for our team. We made great progress on all of the operational and financial goals we set at the beginning of the year, even in the face of a weak economy in the Northeast,” John W. Casella, chairman and CEO of Casella Waste Systems, said. “We exceeded our original fiscal year 2008 EBITDA* guidance and we were at the high-end of the free cash flow* guidance that we issued last June.”

Fourth Quarter Results

For the quarter ended April 30, 2008, the company reported revenues of $139.6 million, up $12.9 million or 10.2 percent over the same quarter last year. The company’s net loss per common share was ($0.31), versus net loss per share of ($0.80) in the same quarter last year; both quarters include non-recurring charges.

The net loss per share for the quarter ended April 30, 2008, reflects the following non-recurring charges: an impairment and closing charge of $1.4 million for the closure of the Hardwick landfill; development project charges of $0.5 million; and a $2.0 million after-tax loss from discontinued operations and the loss on disposal of discontinued operations.

Excluding the non-recurring charges outlined above, the net loss for the quarter amounted to ($4.7) million or ($0.18) per common share; as compared to a net loss of ($1.7) million or ($0.07) for the same quarter last year excluding non-recurring charges.

Operating income for the quarter was $5.5 million, reflecting the impact of the non-recurring charges outlined above, versus an operating loss of ($19.7) million in the fourth quarter last year. Excluding the non-recurring charges in both periods, operating income for the current quarter was $7.5 million, down $0.5 million or 6.3 percent over the same period last year.

Net cash provided by operating activities in the quarter was $20.1 million. The company’s earnings before interest, taxes, depreciation and amortization, Hardwick impairment and closing charge, and development project charges (EBITDA*) were $26.2 million, up $1.0 million or 4.2 percent over the same quarter last year.

Fiscal 2008 Results

For the fiscal year ended April 30, 2008, the company reported revenues of $579.5 million, up $48.2 million or 9.1 percent over fiscal year 2007. The fiscal year net loss per common share was ($0.31) versus a net loss per share of ($0.85) in the previous fiscal year.

The net loss per share for the fiscal year ended April 30, 2008 reflects the following non-recurring charges: an impairment and closing charge of $1.4 million for the closure of the Hardwick landfill; development project charges of $0.5 million; a $3.8 million after-tax loss from discontinued operations and the loss on disposal of discontinued operations; and the $1.2 million expenses incurred as the result of the company’s management reorganization during the third quarter of fiscal year 2008.

Excluding the non-recurring charges outlined above, the fiscal year 2008 net loss amounted to ($2.1) million or ($0.08) per common share; as compared to a net loss of ($1.8) million or ($0.07) for the same period last year excluding non-recurring charges.

The company said its GreenFiber unit continues to be severely impacted by the slowdown in the housing market. The company’s income from equity method investments in fiscal year 2008 was down $7.1 million over fiscal year 2007, resulting in a negative year-over-year after tax impact of ($0.20) per share.  Excluding the negative year-over-year impact from equity method investments and the above listed non-recurring charges, the fiscal year 2008 earnings per common share was $0.12 per common share.

Operating income for fiscal year 2008 was $42.6 million, reflecting the impact of the non-recurring charges noted above, versus $12.2 million for fiscal year 2007.  Excluding the non-recurring charges in both years, operating income for the current year was $45.7 million, up $5.9 million or 14.8 percent over the same period last year.

The company’s EBITDA* for fiscal year 2008 was $122.3 million versus $110.6 million for fiscal year 2007, up $11.7 million or 10.6 percent over the same period last year. Excluding the one-time management reorganization charge, EBITDA was $123.5 million, up $12.9 million, or 11.7 percent over the same period last year.

The company also announced that net cash provided by operating activities for fiscal year 2008 was $71.8 million. The company’s free cash flow* for fiscal year 2008 was $5.3 million versus ($18.6) million for fiscal year 2007, up $23.9 million over the same period last year. As of April 30, 2008, the company had cash on hand of $2.8 million, and had an outstanding total debt level of $552.5 million.

More detailed financial results are contained in the tables accompanying this release.

2008 Highlights

“At the beginning of fiscal year 2008, we laid out a comprehensive operating and capital strategy that focused on generating positive free cash flow and improving returns,” Casella said.

“The main drivers of the strategy were harvesting value from landfill investments, improving operations and reducing costs, and strategically focusing on capital deployment.  We have performed extremely well against these drivers during the year, improving free cash flow by $23.9 million and improving return on net assets by over 80 basis points.”

“Highlights of the fiscal year include:

•                  the cost reduction programs launched in fiscal year 2008 have yielded approximately $4.1 million of savings on an annualized basis, through the reorganization of certain assets into market areas, cost savings from improved purchasing, and specific operating initiatives;

•                  during the second quarter, the company received a modification to the existing permit for the operation of its Hakes construction and demolition (C&D) landfill, that increased the annual permit to 457,164 tons per year from 306,000 tons per year;

•                  during the second quarter, Ontario County received a modification to the existing permit for the operation of the municipal solid waste (MSW) landfill that increased the annual permit to 917,694 tons per year from 612,000 tons per year;

•                  during the third quarter, the company received approval from the U.S. Environmental Protection Agency’s Climate Leaders Program for a companywide greenhouse gas emissions reduction target of ten percent over seven years, from 2005 to 2012;

•                  during the fourth quarter, the company completed the conversion of its Camden materials processing facility from a dual-stream configuration to a single-stream system;

•                  during the fourth quarter, the company executed a 15 year operating agreement commencing October 2008, to operate the materials processing facility for the Resource Recovery and Recycling Authority of Southwest Oakland County, Michigan (Detroit);

•                  The company completed its plan to divest, swap, or close underperforming and non-strategic operations amounting to over $22.0 million of annual revenues, with the sale of the Holliston, Massachusetts transfer station on April 30, 2007; the sale of the Buffalo, New York transfer station, hauling operation and related equipment on October 31, 2007; the termination of operations at MTS Environmental soils processing facility in Epsom, New Hampshire during the fourth quarter of fiscal year 2008; and the pending first quarter of fiscal year 2009 sale of the Greenville, South Carolina materials processing facility; and

•                  in early June 2008, the company received a positive vote from the Southbridge Massachusetts Board of Health to amend the landfill’s site assignment allowing the site to receive municipal solid waste (MSW) from communities other than

Southbridge, and to expand the annual permit to 405,600 tons per year from 180,960 tons per year.

Fiscal 2009 Outlook

“Looking forward to fiscal year 2009, our plan focuses on the same key factors from the past year, with a particular emphasis on improving the performance of our base operations and selectively pursuing opportunities that meet emerging customer and market needs,” Casella said. “Paul Larkin joined our team as President and Chief Operating Officer in early January, and with Paul’s leadership we have introduced new programs to further improve the operational performance of our businesses.”

The company also announced its guidance for fiscal year 2009, which began May 1, 2008.

For fiscal year 2009, the company estimates results in the following ranges:

•                  Revenues between $610.0 million and $628.0 million;

•                  EBITDA* between $128.0 million and $132.0 million;

•                  Capital expenditures between $73.0 million and $77.0 million; and

•                  Free cash flow* between $8.0 million and $14.0 million.

The company said the following assumptions are built into its fiscal year 2009 outlook:

•                  Zero-growth in the regional economy;

•                  In the solid waste business, price growth of 2.0 percent, with overall volumes up 1.0 percent on increased landfill volumes at Hakes and Ontario landfills;

•                  In the recycling business, pricing flat, with volumes up slightly;

•                  One landfill gas-to-energy facility becoming fully operational during the first half of the fiscal year, construction underway on a second landfill gas-to-energy facility with operations expected to commence in the second half of the fiscal year, and construction expected to begin on two additional facilities during the first half of the fiscal year.

•                  Two zerosort™ (single-stream) conversions or upgrades planned during the fiscal year and one new materials processing facility contract commencing late in the third quarter of fiscal year 2009;

•                  Focus on reducing costs through operational improvements and best practice programs; and

•                  No acquisitions.

Free cash flow of $8.0 million to $14.0 million is based on net cash provided by operating activities of $80.0 million to $84.0 million, less estimated maintenance capital expenditures of $60.0 million, growth capital expenditures of $13.0 million to $17.0 million, and other balance sheet changes.

“As the broad reaching impacts of increasing global economic prosperity continue to drive consumption, resulting in resource constraints, our strategy to transform traditional waste streams into renewable resources is becoming more and more important to our customers,” Casella said. “Over the next several years we plan to selectively pursue opportunities in waste transformation that meet emerging customer and market needs.”

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization, Hardwick impairment and closing charge, and development project charges (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of companies in the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts, and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. Free cash flow and EBITDA are not intended to replace “Net Cash Provided by Operating Activities,” which is the most comparable GAAP financial measure.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as capital expenditures, payments on landfill operating lease contracts, or working capital, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact Ned Coletta, director of investor relations at (802) 775-0325, or visit the Company’s website at http://www.casella.com.

The Company will host a conference call to discuss these results on Thursday, June 19, 2008 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (877) 591-4949 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the company’s website, or by calling 719-457-0820 or 888-203-1112 (conference code #4207502), until 11:59 p.m. ET on Thursday, June 26, 2008.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to reduce costs or increase revenues sufficiently to achieve estimated EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control, continuing weakness in general economic conditions and poor weather conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2007. We do not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2007	2008	2007	2008

Revenues	$126,715	$139,628	$531,325	$579,517

Operating expenses:
Cost of operations	84,002	94,329	347,550	383,009
General and administration	17,592	19,132	73,202	74,184
Depreciation and amortization	17,161	18,699	70,748	77,769
Hardwick impairment and closing charge	26,892	1,400	26,892	1,400
Development project charges	752	534	752	534
	146,399	134,094	519,144	536,896

Operating income (loss)	(19,684)	5,534	12,181	42,621

Other expense/(income), net:
Interest expense, net (1)	9,683	9,658	37,127	41,505
Loss (income) from equity method investments	927	1,532	(1,051)	6,077
Other income	(220)	(273)	(571)	(2,690)
	10,390	10,917	35,505	44,892

Loss from continuing operations before income taxes and discontinued operations	(30,074)	(5,383)	(23,324)	(2,271)
Provision (benefit) for income taxes	(12,069)	456	(7,849)	1,746

Loss from continuing operations before discontinued operations	(18,005)	(5,839)	(15,475)	(4,017)

Discontinued Operations:
Loss from discontinued operations, net of income taxes (2) (3) (4) (5)	(652)	(289)	(1,691)	(1,705)
Loss on disposal of discontinued operations, net of income taxes (2) (3) (4)	(717)	(1,675)	(717)	(2,113)

Net loss	(19,374)	(7,803)	(17,883)	(7,835)

Preferred stock dividend	914	—	3,588	—

Net loss applicable to common stockholders	$(20,288)	$(7,803)	$(21,471)	$(7,835)

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,318	25,443	25,272	25,382

Net loss per common share	$(0.80)	$(0.31)	$(0.85)	$(0.31)

EBITDA (6)	$25,121	$26,167	$110,573	$122,324

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30,	April 30,
	2007	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,366	$2,814
Restricted cash	73	95
Accounts receivable - trade, net of allowance for doubtful accounts	60,363	62,233
Other current assets	21,998	30,343
Total current assets	94,800	95,485

Property, plant and equipment, net of accumulated depreciation	482,819	488,028
Goodwill	168,998	179,716
Intangible assets, net	2,217	2,608
Restricted cash	12,734	13,563
Investments in unconsolidated entities	49,969	44,617
Other non-current assets	22,556	12,070

Total assets	$834,093	$836,087

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$1,215	$2,112
Current maturities of capital lease obligations	1,104	646
Series A redeemable, convertible preferred stock (1)	74,018	—
Accounts payable	51,122	51,731
Other accrued liabilities	60,693	58,335
Total current liabilities	188,152	112,824

Long-term debt, less current maturities	476,225	550,416
Capital lease obligations, less current maturities	650	8,811
Other long-term liabilities	39,570	39,354

Stockholders’ equity	129,496	124,682

Total liabilities and stockholders’ equity	$834,093	$836,087

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Twelve Months Ended
	April 30,	April 30,
	2007	2008
Cash Flows from Operating Activities:
Net loss	$(17,883)	$(7,835)
Loss from discontinued operations, net	1,691	1,705
Loss on disposal of discontinued operations, net	717	2,113
Adjustments to reconcile net loss to net cash provided by operating activities -
Gain on sale of equipment	(806)	(387)
Depreciation and amortization	70,748	77,769
Depletion of landfill operating lease obligations	7,021	6,010
Hardwick impairment and closing charge	26,892	1,400
Development project charges	752	534
Income from assets under contractual obligation	(190)	(1,605)
Preferred stock dividend	—	1,038
Maine Energy settlement	—	(2,142)
Loss (income) from equity method investments	(1,051)	6,077
Stock-based compensation	702	1,376
Excess tax benefit on the exercise of stock options	—	(103)
Deferred income taxes	(11,246)	(2,373)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	3,709	(11,762)
	96,531	75,832
Net Cash Provided by Operating Activities	81,056	71,815
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,750)	(11,881)
Additions to property, plant and equipment - growth	(36,738)	(18,950)
- maintenance	(64,107)	(54,224)
Payments on landfill operating lease contracts	(4,995)	(7,143)
Proceeds from divestitures	7,383	2,373
Restricted cash from revenue bond issuance	5,535	—
Other	(1,598)	4,138
Net Cash Used In Investing Activities	(97,270)	(85,687)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	267,525	301,200
Principal payments on long-term debt	(244,750)	(223,692)
Deferred financing costs	(582)	(554)
Redemption of Series A redeemable, convertible preferred stock	—	(75,056)
Proceeds from exercise of stock options	1,608	1,367
Excess tax benefit on the exercise of stock options	—	103
Net Cash Provided by Financing Activities	23,801	3,368
Cash Provided by (Used in) Discontinued Operations	(2,646)	952
Net (decrease) increase in cash and cash equivalents	4,941	(9,552)
Cash and cash equivalents, beginning of period	7,425	12,366
Cash and cash equivalents, end of period	$12,366	$2,814

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Note 1:        The Company’s Series A redeemable, convertible preferred stock (“Series A preferred) contained a mandatory redemption provision effective August 11, 2007.  As the Company did not anticipate that the Series A preferred would be converted to Class A Common Stock by the redemption date, the Company reflected the redemption value of the Series A preferred as a current liability at April 30, 2007.  Consistent with this presentation, the Company has recorded the Series A preferred dividend as interest expense in the twelve months ended April 30, 2008.  The Series A preferred was redeemed effective August 11, 2007 at an aggregate redemption price of $75,057.

Note 2:        The Company divested the assets of the Holliston Transfer Station (“Holliston Transfer”) during the quarter ended April 30, 2007.  The transaction required discontinued operations treatment under SFAS No. 144 , Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS No.144).  During the quarter ended April 30, 2008, the Company recorded the true-up of certain contingent liabilities associated with the Holliston transaction.  For the three and twelve months ended April 30, 2007 and 2008, the Company recorded a loss from discontinued operations (net of tax) of ($230), ($86), ($558) and ($86), respectively. For the three and twelve months ended April 30, 2007 and 2008, the company recorded a gain (loss) on disposal of discontinued operations (net of tax) of ($717), $319, ($717) and $319, respectively.

Note 3:        The Company divested its Buffalo, N.Y. transfer station, hauling operation and related equipment during the quarter ended October 31, 2007.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of these operations have been reclassified from continuing to discontinued operations for the three and twelve months ended April 30, 2007.  During the quarter ended April 30, 2008, the Company recorded the true-up of working capital associated with the transaction.  For the three and twelve months ended April 30, 2007 and 2008, the Company recorded a loss from discontinued operations (net of tax) of ($421), ($72), ($1,422) and ($883), respectively.  For the three and twelve months ended April 30, 2008, the company recorded a loss on disposal of discontinued operations (net of tax) of ($55) and ($493), respectively.

Note 4:        The Company terminated its operation of MTS Environmental, a soils processing operation in the quarter ended April 30, 2008.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of this operation have been reclassified from continuing to discontinued operations for the three and twelve months ended April 30, 2007.  For the three and twelve months ended April 30, 2007 and 2008, the Company recorded a loss from discontinued operations (net of tax) of ($108), ($102), ($56) and ($915), respectively.  For the three and twelve months ended April 30, 2008, the company recorded a loss on disposal of discontinued operations (net of tax) of ($1,939).

Note 5:        The Company has deemed its FCR Greenville operation as held for sale effective April 30, 2008 and has classified this as a discontinued operation pursuant to the requirements of SFAS No 144.  The operating results have been reclassified from continuing to discontinued operations for the three and twelve months ended April 30, 2007.  For the three and twelve months ended April 30, 2007 and 2008, the Company recorded income (loss) from discontinued operations (net of tax) of $107, ($29), $345 and $179, respectively.

Note 6:        Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization, Hardwick impairment and closing charge and development project charges (EBITDA) and free cash flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. EBITDA and free cash flow are not intended to replace “Net cash provided by operating activities”, which is the most comparable GAAP financial measure. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital, payments on landfill operating lease contracts or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of EBITDA to Net Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2007	2008	2007	2008

Net Cash Provided by Operating Activities	$24,608	$20,137	$81,056	$71,815

Changes in assets and liabilities, net of effects of acquisitions and divestitures	(7,182)	(3,791)	(3,709)	11,762
Deferred income taxes	11,710	1,062	11,246	2,373
Stock-based compensation	(191)	(354)	(702)	(1,376)
Excess tax benefit on the exercise of stock options	(145)	(8)	—	103
Provision (benefit) for income taxes	(12,069)	456	(7,849)	1,746
Interest expense, net	9,683	9,658	37,127	41,505
Preferred stock dividend	—	—	—	(1,038)
Depletion of landfill operating lease obligations	(1,478)	(1,195)	(7,021)	(6,010)
Income from assets under contractual obligation	190	142	190	1,605
Gain on sale of equipment	215	333	806	387
Other income, net	(220)	(273)	(571)	(548)
EBITDA	$25,121	$26,167	$110,573	$122,324

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

		Three Months Ended		Twelve Months Ended
		April 30,	April 30,	April 30,	April 30,
		2007	2008	2007	2008

EBITDA		$25,121	$26,167	$110,573	$122,324
Add (deduct):	Cash interest	(14,491)	(13,923)	(34,307)	(40,792)
	Capital expenditures	(24,464)	(13,996)	(100,845)	(73,174)
	Cash taxes	(468)	425	(2,708)	(1,426)
	Depletion of landfill operating lease obligations	1,478	1,195	7,021	6,010
	Change in working capital, adjusted for non-cash items	12,729	6,178	1,648	(7,605)

FREE CASH FLOW		(95)	6,046	(18,618)	5,337

Add (deduct):	Capital expenditures	24,464	13,996	100,845	73,174
	Other	239	95	(1,171)	(6,696)
Net Cash Provided by Operating Activities		$24,608	$20,137	$81,056	$71,815

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenues attributable to services provided are as follows:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2007	2008	2007	2008
Collection	$59,350	$63,232	$258,334	$266,214
Landfill / disposal facilities	23,875	24,087	106,465	106,234
Transfer	4,786	5,913	23,559	26,556
Recycling	38,704	46,396	142,967	180,513
Total revenues	$126,715	$139,628	$531,325	$579,517

Components of revenue growth for the three months ended April 30, 2008 compared to the three months ended April 30, 2007:

		Percentage
Solid Waste Operations (1)	Price	1.7%
	Volume	3.3%
	Commodity price and volume	0.6%
Total growth - Solid Waste Operations		5.6%

FCR Operations (1)	Price	8.2%
	Volume	13.6%
Total growth - FCR Operations		21.8%

Rollover effect of acquisitions (2)		1.0%

Total revenue growth (2)		10.2%

(1) - Calculated as a percentage of segment revenues.

(2) - Calculated as a percentage of total revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2007 (1)	2008	2007 (1)	2008
North Eastern region	57.8%	64.4%	56.5%	60.8%
South Eastern region	30.0%	50.5%	29.2%	33.5%
Central region	78.5%	77.5%	77.7%	78.9%
Western region	58.1%	62.3%	56.8%	61.3%
Solid Waste internalization	59.9%	65.2%	58.6%	61.6%

(1)  Internalization rates for the three and twelve months ended April 30, 2007 have been revised to exclude the activity associated with the Buffalo Hauling and Buffalo Transfer as well as MTS Environmental .  The Company divested the Buffalo operations during the quarter ended October 31, 2007.  The Company terminated operations at MTS Environmental during the quarter ended April 30, 2008.

US GreenFiber (50% owned) Financial Statistics:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2007	2008	2007	2008
Revenues	$40,758	$31,709	$186,284	$151,635
Net (loss) income	(1,191)	(2,551)	4,227	(8,103)
Cash flow from operations	1,435	2,834	14,511	10,178
Net working capital changes	(348)	2,503	(406)	6,597
EBITDA	$1,783	$331	$14,917	$3,581

As a percentage of revenue:

Net (loss) income	-2.9%	-8.0%	2.3%	-5.3%
EBITDA	4.4%	1.0%	8.0%	2.4%

Components of Growth versus Maintenance Capital Expenditures (1):

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2007	2008	2007	2008
Growth Capital Expenditures:
Landfill Development	$8,084	$1,271	$22,849	$11,896
MRF Equipment Upgrades	1,971	3,282	8,209	4,053
Other	1,537	117	5,680	3,001
Total Growth Capital Expenditures	11,592	4,670	36,738	18,950

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	5,291	2,809	26,189	12,326
Landfill Construction & Equipment	5,649	4,385	32,500	30,126
Facilities	1,577	1,485	4,134	9,783
Other	355	647	1,284	1,989
Total Maintenance Capital Expenditures	12,872	9,326	64,107	54,224

Total Capital Expenditures	$24,464	$13,996	$100,845	$73,174

(1) The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities.  Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities.  Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities.  Growth capital expenditures also include those outlays associated with acquiring landfill operating leases, which do not meet the operating lease payment definition, but which were included as a commitment in the successful bid.  Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.